Exhibit 2.1

July 29, 2015

VIA EMAIL AND OVERNIGHT COURIER

Pepco Holdings, Inc.

701 Ninth Street, N.W.

Washington, D.C. 20068

Attention: Kevin C. Fitzgerald

Email: kcfitzgerald@pepcoholdings.com

Dear Kevin:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 29, 2014, as amended and restated on July 18, 2014, among Pepco Holdings, Inc. (the “Company”), Exelon Corporation (“Parent”) and Purple Acquisition Corp. (“Merger Sub”). Capitalized terms used and not otherwise defined in this letter (this “Extension Letter”) shall have the same meanings ascribed to them in the Merger Agreement.

Pursuant to Section 8.2(a) of the Merger Agreement, Parent elects to extend the Termination Date from July 29, 2015 until October 29, 2015 and this Extension Letter shall serve as the written notice of such election as required by Section 8.2(a). The Termination Date shall now be October 29, 2015.

Nothing contained herein shall operate as an amendment to, or a waiver of, any provision of the Merger Agreement, or otherwise waive or impair any party’s rights under the Merger Agreement, which shall continue in full force and effect.

Yours sincerely,

EXELON CORPORATION

/s/ Darryl Bradford
Darryl Bradford
Executive Vice President and General Counsel

cc:
Sullivan & Cromwell
125 Broad Street
New York, NY 10004
Attn:	Joseph B. Frumkin
Audra D. Cohen
Email:	frumkinj@sullcrom.com
cohena@sullcrom.com